                                                                       EXHIBIT 3


                               OCEAN ENERGY, INC.
                          AGREEMENT TO VOTE AND PROXY



         THIS AGREEMENT TO VOTE AND PROXY (this "Agreement") dated as of December 22, 1997, is by and between John B. Brock ("Stockholder"), and Ocean Energy, Inc., a Delaware corporation ("OEI").

                                    RECITALS

         A. OEI Holding Corporation, a Delaware corporation ("Newco"), OEI and United Meridian Corporation, a Delaware corporation ("UMC"), are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which (i) Newco shall be merged with and into OEI (the "Newco Merger") and (ii) UMC shall be merged with and into OEI (the "UMC Merger" and, together with the Newco Merger, the "Mergers").

         B. As of the date hereof, Stockholder owns 114,708 shares, or approximately 0.3% of the outstanding common stock, par value $.01 per share, of UMC (the "Common Stock") (such shares of Common Stock and any additional shares of Common Stock owned in the future by Stockholder being herein referred to as the "Shares").

         C. In consideration of OEI's agreement to enter into the Merger Agreement, Stockholder (i) agrees to vote the Shares in favor of the UMC Merger (subject to the irrevocable proxy provided for in Section 2 hereof (the "Proxy")), and (ii) grants to OEI the Proxy covering the Shares to vote in favor of the UMC Merger, all in accordance with the terms set forth in this Agreement.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

         1.      Voting Agreement.

                 1.1 Agreement to Support UMC Merger. Stockholder agrees to vote the Shares in favor of the UMC Merger, pursuant to the terms of the Merger Agreement, at the UMC Stockholders Meeting (as defined in the Merger Agreement).

                 1.2 Applicability of Voting Agreement. The voting agreement contained in Section 1.1 shall apply to the Shares whether or not owned by Stockholder.

         2. Proxy with Respect to Shares. Stockholder hereby irrevocably appoints OEI as its attorney and proxy, with full power of substitution, to vote in such manner as such attorney and proxy or its substitute shall, in its sole discretion, deem proper, and otherwise act with respect to all of the Shares which it is entitled to vote at any meeting of stockholders (whether annual or special and whether or not an adjourned meeting) of UMC; provided, however, that Stockholder grants a proxy hereunder only with respect to the following matters that may be presented to the stockholders of UMC (the "Designated Matters"): (i) votes with respect to the UMC Merger and the Merger Agreement; (ii) votes with respect to any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of UMC under the Merger Agreement; (iii) votes with respect to any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the UMC Merger and the Merger Agreement, including, but not limited to, (a) any reorganization or liquidation involving UMC, (b) any change in the board of directors of UMC, except as otherwise agreed to in writing by OEI, or (c) any material change in the present capitalization of UMC; (iv) votes relating to any other material change in the corporate structure or business of UMC; and (v) votes in favor and approval of the matter Stockholder has agreed to vote in favor of in
Section 1.1 hereof. This proxy is irrevocable, is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration of and as an inducement to cause OEI to enter into the transactions contemplated by the Merger Agreement. This proxy shall revoke any other proxy granted by Stockholder at any time with respect to the Shares and no subsequent proxies will be given by Stockholder with respect to the Shares while the Proxy is in effect. In addition, if subsequent to the date hereof Stockholder is entitled to vote the Shares for any purpose, it shall take all actions necessary to vote the Shares pursuant to instructions received from OEI; provided, however, that the provisions of this sentence shall only apply to the Designated Matters. This proxy shall apply to the Shares whether or not owned by Stockholder.

         3. Legends. The stock certificates representing the Shares shall bear the following legend until the voting agreement contained in Section 1.1 terminates:

         "The shares represented by this Certificate are subject to a voting agreement and proxy pursuant to an Agreement to Vote and Proxy, dated December 22, 1997, between John B. Brock and Ocean Energy, Inc., and any amendments thereof. A copy of such agreement is on file at the principal place of business of United Meridian Corporation ("UMC") and a copy will be provided to the holder hereof at no cost upon written request to the corporate secretary of UMC."

         4. Representations and Warranties of Stockholder. Stockholder represents and warrants to OEI as follows:

                 4.1 Ownership of Shares. On the date hereof, the Shares are all of the shares of UMC's Common Stock currently beneficially owned by Stockholder. Stockholder does not have any rights to acquire any additional shares of UMC's Common Stock. Until the termination of this Agreement, Stockholder shall not sell or otherwise transfer any of the Shares.
Stockholder has good, valid and marketable title to the Shares, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase and claims of every kind (other than the encumbrances created by this Agreement, bona fide loan transactions and restrictions on transfer under applicable Federal and state securities laws.

                 4.2 Power; Binding Agreement. Stockholder has the full legal right, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. The board of directors of UMC has taken all necessary action to approve the transactions contemplated by this Agreement pursuant to Section 203(a) of the Delaware General Corporation Law. The execution and delivery of this Agreement by Stockholder has been authorized by Stockholder and will not violate any other agreement to which Stockholder is a party, including, without limitation, any voting agreement, stockholders agreement, voting trust or proxy. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding agreement of Stockholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect affecting creditors' rights and remedies generally or general principles of equity. Neither the execution nor delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will (i) require any consent or approval of or filing with any governmental or other regulatory body except for filings on Schedule 13D under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (ii) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Stockholder is a party or by which Stockholder is bound.

                 4.3 Absence of Certain Agreements. Neither Stockholder nor any of its representatives has entered into any agreement, letter of intent or similar agreement (whether written or oral) with any party other than OEI whereby Stockholder has agreed to support, directly or indirectly, any proposal or offer (whether or not in writing and whether or not delivered to the stockholders of UMC generally) for a merger or other business combination involving UMC or to acquire in any manner, directly or indirectly, a material equity interest in, any voting securities of, or a substantial portion of the assets of UMC, other than the transactions contemplated by the Merger Agreement.

                 4.4 Finder's Fees. No person is, or will be, entitled to any commission or finder's fees from Stockholder in connection with this Agreement or the transactions contemplated hereby exclusive of any commission or finder's fees referred to in the Merger Agreement.

         5. Termination. This Agreement (other than Sections 6, 7, and 8.3) shall terminate on the earliest of:

                          (a)     the date on which OEI and Stockholder
mutually consent to terminate this Agreement in writing;

                          (b)     upon the consummation of the transactions
contemplated by the Merger Agreement; or

                          (c)     prior to the consummation of the transactions
contemplated by the Merger Agreement, upon the termination of the Merger Agreement pursuant to its terms.

         6. Expenses. Each party hereto will pay all of its expenses in connection with the transactions contemplated by this Agreement.

         7. Confidentiality. Stockholder recognizes that consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to these matters, and that UMC has executed a Confidentiality Agreement with respect to the transactions contemplated by the Merger Agreement. In this connection, pending public disclosure, Stockholder agrees that it will be bound by the terms of such Confidentiality Agreement, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures Stockholder's legal counsel advises in writing are necessary in order to fulfill Stockholder's obligations imposed by law, in which events Stockholder shall give prompt prior written notice of such disclosure to OEI.

         8.      Certain Covenants of Stockholder.

                 8.1 No Shop. Except in accordance with the provisions of this Agreement, Stockholder agrees, while this Agreement is in effect, not to directly or indirectly:

                          (a)     sell, transfer, pledge, encumber, assign or
otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares;

                          (b)     grant any proxies, deposit any Shares into a
voting trust or enter into a voting agreement with respect to the Shares; or

                          (c)     take any action which would, if taken by UMC,
constitute a violation of Section 6.10 of the Merger Agreement.

                 8.2 Notice re Additional Shares. Stockholder agrees, while this Agreement is in effect, to notify OEI promptly of the number of any shares of UMC's Common Stock acquired by Stockholder after the date hereof.

         9. Notices. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein) and shall be deemed duly given when received by delivery in person, by telecopy or by certified mail, postage prepaid, or by an overnight courier service, addressed as follows:

                 If to OEI:

                          Ocean Energy, Inc.
                          8440 Jefferson Highway, Suite 420
                          Baton Rouge, Louisiana  70809
                          Attention:  Chairman and Chief Executive Officer
                          Telecopy:  (504) 927-1109

                          with copies to:

                          Andrews & Kurth L.L.P.
                          4200 Texas Commerce Tower
                          Houston, Texas  77002
                          Attention:  John F. Wombwell
                          Telecopy:  (713) 220-4285

                 If to Stockholder:

                          John B. Brock
                          United Meridian Corporation
                          1201 Louisiana, Suite 1400
                          Houston, Texas  77002
                          Telecopy:  (713) 653-5024

                          with copies to:

                          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                          1700 Pacific Avenue, Suite 4100
                          Dallas, Texas  75201
                          Attention:  Michael E. Dillard, P.C.
                          Telecopy:  (214) 969-4343

         10. Entire Agreement; Amendment. This Agreement, together with the documents expressly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings among the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by the party against whom such modification, amendment, alteration or supplement is sought to be enforced.

         11. Assigns. This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

         12. Governing Law. This Agreement, and all matters relating hereto, shall be governed by, and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

         13. Injunctive Relief. The parties agree that in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement and such aggrieved party may take any such actions without the necessity of posting a bond. By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

         14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

         15. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable such provision shall be interpreted to be only so broad as is enforceable.

         16. Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

         17. Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.


           [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, OEI and Stockholder have each caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

                                        OCEAN ENERGY, INC.


                                        By:    /s/ JAMES C. FLORES
                                               -------------------------------
                                        Name:  James C. Flores
                                               -------------------------------
                                        Title: Chairman, President and Chief
                                               -------------------------------
                                               Executive Officer


                                        /s/ JOHN B. BROCK
                                        -------------------------------------
                                        John B. Brock